EXHIBIT 10.20

                   INCENTIVE COMPENSATION PROGRAM FOR FY 99
                          FOR EXECUTIVE LEVEL EMPLOYEES

Each executive will have the opportunity to earn incentive compensation as a function of revenue and operating income attainment. The formula based program will allow each participant to earn incentive compensation which ranges between 20-24% of base salary.

The incentive compensation is only payable upon the achievement of full year objectives.

Incentive compensation under this program is based entirely on revenue growth and bottom line performance. This type of sharp focus is essential in a multi-divisional corporation, as it clearly communicates our corporate goals to each executive.

Operating company executives will earn incentive compensation as a function of their respective operating company's performance, not NumereX performance. NumereX executives will be paid based on NumereX's overall performance.

The annual formula provides for no bonus payment until 87.5% of plan is attained. From 87.5% to 100%, bonuses are also calculated in a linear fashion. The formula-based approach allows for increased incentive compensation for over achievement.